Exhibit 99.1

Newpark to Present at IPAA’s Oil and Gas Investment Symposium in New York

          METAIRIE, La., April 14 /PRNewswire-FirstCall/ -- Newpark Resources, Inc. (NYSE: NR) announced today that James D. Cole, chief executive officer, will present at IPAA’s Oil and Gas Investment Symposium in New York on Monday, April 18 at 9:35 a.m. EDT. The presentation will focus on the improving earnings trend within the company in fiscal 2005.  “We anticipate that Newpark will earn $0.06 per share in the first quarter, one or two cents above current estimates,” Cole said, “and are encouraged that improving fundamentals in the business will support continued quarterly earnings improvement throughout the remainder of the year.” The presentation slides will be available on the Company’s website at http://www.newpark.com .

          About Newpark Resources, Inc.

          Newpark Resources, Inc. provides drilling fluids, environmental waste treatment solutions, and temporary work sites and access roads for oil and gas exploration and production and other commercial markets, and is currently introducing a new water treatment technology in E&P applications.  For information visit our web site at http://www.newpark.com .

          Forward-Looking Statement

          The foregoing discussion contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. There are risks and uncertainties that could cause future events and results to differ materially from those anticipated by management in the forward-looking statements included in this press release. For further information regarding these and other factors, risks and uncertainties affecting Newpark, we refer you to the risk factors set forth in the Prospectus included in Newpark’s Registration Statement on Form S-3 filed on May 8, 2002 (File No. 333-87840), to the section entitled “Forward Looking Statements” on page 17 of that Prospectus, and to our periodic reports filed with the Securities and Exchange Commission, including our Report on Form 10-K for the year ended December 31, 2004.  In particular, as described on page 9 of that Prospectus, any material decline in the level of oil and gas exploration and production activity could result in fewer opportunities being available for the service industry in general and Newpark in particular, and may adversely affect the demand for our services.  In addition, as described on page 13 of that Prospectus, rescission or relaxation of governmental regulations, including in the discharge regulations recently implemented, could reduce the demand for Newpark’s services and reduce Newpark’s revenues and income. We strongly urge you to review these sections for a more detailed discussion of these risks and uncertainties.  Newpark’s SEC filings can be obtained at no charge at

http://www.sec.gov , as well as through our website at
http://www.newpark.com .

SOURCE  Newpark Resources, Inc.
          -0-                                         04/14/2005
          /CONTACT:  Matthew W. Hardey, Vice President of Finance of Newpark Resources, Inc., +1-504-838-8222/
          /Web site:  http://www.newpark.com
                               http://www.sec.gov /